Exhibit 99.1

PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200
Fax: (412) 442-8290

Release date: July 27, 2017	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2017 THIRD QUARTER

•	GAAP EARNINGS PER SHARE OF $0.91, COMPARED TO $0.73 LAST YEAR

•	NON-GAAP EARNINGS PER SHARE OF $1.05, COMPARED TO $0.97 LAST YEAR

•	OPERATING CASH FLOW REMAINS STRONG

•	INTEGRATIONS OF SGK AND AURORA REMAIN ON TRACK

PITTSBURGH, PA, JULY 27, 2017 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter and nine months ended June 30, 2017.

Net income attributable to the Company for the quarter ended June 30, 2017 was $29.5 million, or $0.91 per share, compared to $23.9 million, or $0.73 per share, for the third fiscal quarter last year. On a non-GAAP adjusted basis, earnings for the fiscal 2017 third quarter were $1.05 per share (a reconciliation of non-GAAP financial information is provided in the table below), compared to $0.97 per share a year ago, representing an increase of 8.2%. Higher sales of cemetery memorial products, the impact of recent acquisitions, and the benefit of cost reductions (including the realization of synergies related to acquisitions) contributed to the growth in earnings for the quarter. In addition, current year earnings reflected the benefit of a lower consolidated effective income tax rate. Loss recoveries, net of costs, also contributed to the increase in earnings on a GAAP basis.

The Company’s consolidated sales for the quarter ended June 30, 2017 were $389.6 million, compared to $382.1 million a year ago, representing an increase of $7.6 million. The increase reflected growth in sales of cemetery memorials and cremation equipment, higher sales of marking products for the Industrial Technologies segment, and the benefit of recent acquisitions. In addition, SGK Brand Solutions sales in the U.K. and Asia Pacific markets were higher for the recent quarter. Changes in foreign currency exchange rates had an unfavorable impact of $5.5 million on the Company’s current quarter consolidated sales compared to the same quarter a year ago.

Exhibit 99.1

Matthews International Corporation	2 of 6	July 27, 2017

Non-GAAP adjustments for the current quarter primarily included costs in connection with the integrations of Aurora Casket Company (“Aurora”) and Schawk, Inc. (“SGK”), including systems-integration costs. Non-GAAP adjustments for the current period also reflected costs, including step-up expense, in connection with recent acquisitions and loss recoveries, net of costs. Non-GAAP adjustments a year ago primarily included acquisition integration costs.

Net income attributable to the Company for the nine months ended June 30, 2017 was $53.5 million, or $1.64 per share, compared to $42.9 million, or $1.30 per share, a year ago. On a non-GAAP adjusted basis, fiscal year-to-date earnings through June 30, 2017 were $2.50 per share, compared to $2.31 per share last year. The increases primarily reflected the higher sales of cemetery memorial products, the impact of recent acquisitions, and the benefit of cost reductions (including the realization of synergies related to acquisitions). In addition, current year earnings reflected the benefit of a lower consolidated effective income tax rate. Loss recoveries, net of costs, also contributed to the increase in earnings on a GAAP basis.

The Company’s consolidated sales for the nine months ended June 30, 2017 were $1.12 billion, compared to $1.10 billion a year ago. The growth in consolidated sales for the current year-to-date period resulted primarily from an increase in sales of cemetery memorial products, higher sales in the U.K. and Asia Pacific brand markets, an increase in merchandising sales, and the benefit of recent acquisitions. Changes in foreign currency exchange rates had an unfavorable impact of $16.3 million on the Company’s current year-to-date consolidated sales compared to a year ago.

Non-GAAP adjustments for the current year-to-date period primarily included costs in connection with the integrations of Aurora and SGK, including systems-integration costs. Non-GAAP adjustments for the current period also reflected costs, including step-up expense, in connection with recent acquisitions and loss recoveries, net of costs. Non-GAAP adjustments a year ago primarily included acquisition integration costs.

Sales for the Memorialization segment for the fiscal 2017 third quarter were $155.8 million, compared to $152.8 million for the same quarter a year ago, representing an increase of $3.0 million. The increase reflected higher sales of cemetery memorial products and cremation equipment compared to a year ago. Casket sales were lower for the current quarter reflecting an estimated decline in U.S. casketed deaths compared to the third quarter last year.

The SGK Brand Solutions segment reported sales of $200.6 million for the quarter ended June 30, 2017, compared to $199.6 million a year ago. The increase primarily resulted from higher sales in the segment’s U.K. and Asia Pacific brand markets and the impact of recent acquisitions. These increases were partially offset by lower sales in North America and Europe primarily due to continued slow brand market conditions. In addition, changes in foreign currency exchange rates had an unfavorable impact of $4.9 million on the segment’s current quarter sales compared to a year ago.

Exhibit 99.1

Matthews International Corporation	3 of 6	July 27, 2017

The Industrial Technologies segment reported sales of $33.2 million for the quarter ended June 30, 2017, compared to $29.6 million for the same quarter last year. The increase primarily resulted from higher sales of marking products and the impact of recent acquisitions.

In discussing the Company’s results, Joseph C. Bartolacci, President and CEO, stated:

“The Company’s third quarter earnings were in line with our expectations. For the quarter, each of our three business segments reported sales growth from a year ago and we continue to achieve cost savings from acquisition synergies and other cost reduction initiatives. Our operating cash flow and related free cash flow yield remains strong. In addition, with the continued integration of our recent acquisitions and related global organization structuring, we have lowered the Company’s consolidated effective income tax rate which has contributed to our earnings growth.

“The Memorialization segment reported sales growth for the current quarter, reflecting higher unit volumes for cemetery memorial products and an increase in cremation equipment sales compared to the third quarter last year. The SGK Brand Solutions segment reported higher sales compared to the same quarter a year ago reflecting increased sales in its U.K. and Asia Pacific markets and the impact of recent acquisitions. Brand market conditions in North America and Europe continued to be challenging for the quarter. The Industrial Technologies segment also reported higher sales for the current quarter, primarily reflecting an increase in sales of marking products, including OEM solutions, and the impact of recent acquisitions. During the current quarter, costs related to the segment’s new product development project were approximately $0.04 per share ($0.01 higher than a year ago).”

Mr. Bartolacci further stated: “The acquisition integrations and related ERP implementations continue to progress well and we remain on track to exceed our initial long-term synergy objectives. For the balance of the current fiscal year, despite the challenging U.S. and European brand market conditions, based on earnings to date and our projections for the fiscal 2017 fourth quarter, we are maintaining our targeted objectives at this time.”
* * * * *
Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial automation solutions. The SGK Brand Solutions segment is a leader in the delivery of brand development, activation and deployment services that help build our clients’ brands and consumers’ desire for them.  The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. We have approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Exhibit 99.1

Matthews International Corporation	4 of 6	July 27, 2017

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except share data)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Sales	$389,630	$382,061	$1,119,544	$1,103,469
Cost of sales	(245,536)	(236,764)	(709,761)	(693,845)
Gross profit	144,094	145,297	409,783	409,624
Selling and administrative expenses	(107,308)	(104,627)	(327,106)	(330,481)
Operating profit	36,786	40,670	82,677	79,143
Other income (deductions), net	1,378	(5,273)	(10,975)	(17,292)
Income before income taxes	38,164	35,397	71,702	61,851
Income taxes	(8,856)	(11,605)	(18,552)	(19,290)
Net Income	29,308	23,792	53,150	42,561
Non-Controlling Interests	177	123	343	325
Net Income attributable to Matthews	$29,485	$23,915	$53,493	$42,886
Earnings per Share - Diluted	$0.91	$0.73	$1.64	$1.30
Earnings per Share - non-GAAP (1)	$1.05	$0.97	$2.50	$2.31

(1)	See the reconciliation of non-GAAP financial information provided in the table below

Exhibit 99.1

Matthews International Corporation	5 of 6	July 27, 2017

The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition-related items, adjustments related to intangible assets, litigation items, and strategic initiative and other charges, which includes non-recurring charges related to operational initiatives and exit activities. Management believes that presenting non-GAAP financial  measures (such as Adjusted EPS, EBITDA and Adjusted EBITDA) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provides investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS PER SHARE (Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Earnings per share, as reported	$0.91	$0.73	$1.64	$1.30
Acquisition-related items	0.16	0.10	0.56	0.57
Loss recoveries, net of costs, and other	(0.20)	(0.01)	(0.20)	(0.01)
Pension and postretirement expense (1)	0.04	0.04	0.14	0.13
Intangible amortization expense	0.14	0.11	0.36	0.32
Earnings per share, as adjusted	$1.05	$0.97	$2.50	$2.31

(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans. On September 30, 2016, the Company changed the method used to estimate the service and interest components of net periodic benefit costs for its pension plans. The impact of this change was not material for the quarter or year-to-date periods.

Exhibit 99.1

Matthews International Corporation	6 of 6	July 27, 2017

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”) (Unaudited) (In thousands)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Net income attributable to Matthews	$29,485	$23,915	$53,493	$42,886
Interest expense	6,988	6,257	19,750	18,146
Income taxes	8,856	11,605	18,552	19,290
Depreciation and amortization	18,516	17,120	50,810	49,278
EBITDA	$63,845	$58,897	$142,605	$129,600
Acquisition-related items	6,097	3,930	22,897	26,687
Loss recoveries, net of costs, and other	(9,358)	(589)	(9,358)	(391)
Stock-based compensation	2,837	2,673	11,854	7,940
Pension and postretirement expense (1)	2,194	2,076	6,582	6,228
Adjusted EBITDA	$65,615	$66,987	$174,580	$170,064

(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans. On September 30, 2016, the Company changed the method used to estimate the service and interest components of net periodic benefit costs for its pension plans. The impact of this change was not material for the quarter or year-to-date periods.